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                                     [LOGO]

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                          STOCKHOLDERS ON MAY 14, 1997

Dear Stockholder:

    Ceridian Corporation's Annual Meeting of Stockholders will be held in the Hermitage Suites Hotel, 231 Sixth Avenue North, Nashville, Tennessee 37219 on May 14, 1997 at 9:00 a.m. C.D.T. Whether or not you plan to attend, please complete and return your proxy card.

    This proxy statement includes information about the nominees for election to Ceridian's Board of Directors. It also includes information about a proposal recommended by the Board to amend Ceridian's 1993 Long-Term Incentive Plan to add 3,000,000 shares to the number of shares of Ceridian's common stock that may be issued under the Plan, and to limit the type of awards that may be made under the Plan.

    Enclosed with this proxy statement is the notice of annual meeting and proxy card. Please return the accompanying proxy card as promptly as possible to ensure that your vote is counted at the meeting.

                                          Sincerely,

                                                  [SIGNATURE]

                                          Lawrence Perlman
                                          CHAIRMAN, PRESIDENT AND
                                           CHIEF EXECUTIVE OFFICER

Corporate Headquarters and Mailing Address:
8100 34th Avenue South
Minneapolis, MN 55425
(612) 853-8100
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                              CERIDIAN CORPORATION

                                PROXY STATEMENT

                                    CONTENTS

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
General Information........................................................................................           1
Election of Directors (Item 1).............................................................................           1
  The Board of Directors...................................................................................           1
  Nominees for Director....................................................................................           2
  Committees of the Board of Directors.....................................................................           3
  Directors' Compensation..................................................................................           4
  Corporate Governance.....................................................................................           5
Approval of Amendments to 1993 Long-Term Incentive Plan (Item 2)...........................................           6
Compensation Committee Report on Executive Compensation....................................................          10
Stock Price Performance Graphs.............................................................................          13
Executive Compensation.....................................................................................          15
  Summary Compensation Table...............................................................................          15
  Stock Option Grants......................................................................................          16
  Option Exercises and Option Values.......................................................................          17
  Performance Restricted Stock Awards......................................................................          17
  Pension Plans............................................................................................          18
  Executive Employment Agreements..........................................................................          19
  Change of Control Provisions.............................................................................          19
Share Ownership Information................................................................................          21
  Share Ownership of Directors and Management..............................................................          21
  Share Ownership of Certain Beneficial Owners.............................................................          22
Independent Auditors.......................................................................................          22
Other Matters..............................................................................................          23
  Stockholder Proposals....................................................................................          23
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................          23
  Solicitation of Proxies..................................................................................          23
1993 Long-Term Incentive Plan (Amended and Restated as of May 14, 1997)....................................         A-1
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                              CERIDIAN CORPORATION

                             ---------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD MAY 14, 1997

                            ------------------------

                              GENERAL INFORMATION

    This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about March 28, 1997 in connection with the solicitation of proxies by the Board of Directors (the "Board") of Ceridian Corporation ("Ceridian" or the "Company") for use at the Annual Meeting of Stockholders to be held on May 14, 1997 (the "Annual Meeting"). Holders of Ceridian's common stock (the "Common Stock") of record at the close of business on March 19, 1997 will be entitled to vote at the Annual Meeting. At the close of business on March 19, 1997, 80,401,134 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

    When proxy cards are returned properly signed, the shares represented will be voted as directed. If no direction is given, the shares will be voted as recommended by the Board. The proxy card also gives discretionary authority to vote the shares on any other matter which may properly come before the meeting. A stockholder may revoke a proxy at any time before it is exercised by sending a letter to that effect to the Secretary of the Company, by submitting another proxy card with a later date, or by voting in person at the Annual Meeting.

    Under Ceridian's Bylaws, the vote required to decide each matter scheduled to come before the Annual Meeting is a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on the matter. Because shares that are held by a person who abstains from voting on a particular matter are treated as present and entitled to vote on that matter, abstaining from voting on a matter has the same effect as a vote against the matter. If, however, a broker indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter. In other words, "broker non-votes" are not counted as a vote against a matter.

    It is Ceridian's policy that the individual votes of a stockholder are kept confidential prior to the final tabulation of the vote at the stockholders' meeting if the stockholder requests confidential treatment on the proxy card or ballot. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to the independent election inspectors (The Bank of New York), who may inform Ceridian at any time whether or not a particular stockholder has voted.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

THE BOARD OF DIRECTORS

    Ceridian's business is managed under the direction of the Board, which met seven times in 1996. The Company's Bylaws provide that the Board shall determine the number of directors, which is currently set at ten. One of the current directors, Allen W. Dawson, has reached the retirement age specified by Company policy for outside directors and will not stand for re-election. The Board will reduce the number of directors to nine prior to the Annual Meeting, and the other nine directors presently serving on the Board have agreed to stand for re-election and have been designated by the

                                       1
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Board as nominees for director. See "Nominees for Director" for profiles of the nominees. Eight of the nominees were previously elected by the stockholders, while Ronald T. LeMay was first elected as a director by the Board on January 30, 1997.

    THE BOARD RECOMMENDS A VOTE FOR AND SOLICITS PROXIES IN FAVOR OF THE NOMINEES NAMED BELOW. Proxies cannot be voted for more than nine people. If any nominee becomes unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Each person elected will hold office until the 1998 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies, or until earlier resignation or removal.

NOMINEES FOR DIRECTOR

    RUTH M. DAVIS Dr. Davis, 68, has been President and Chief Executive Officer of the Pymatuning Group, Inc., which specializes in technology management services, since 1981. She serves as Chairman of the Board for the Aerospace Corporation, Vice Chairman of Betac Corporation, and as a trustee of Consolidated Edison Company of New York. Dr. Davis is a director of Air Products and Chemicals, Inc.; Premark International, Inc.; Principal Financial Group Inc.; Sprint Corporation; Varian Associates, Inc.; Giddings & Lewis, Inc. and BTG, Inc. Dr. Davis has been a director of the Company since 1984.

    RICHARD G. LAREAU Mr. Lareau, 68, is a partner in the law firm of Oppenheimer Wolff & Donnelly. He is a director of Nash-Finch Company, Merrill Corporation and Northern Technologies International Corporation, and is a trustee of the Mesabi Trust, a mineral royalty trust. Mr. Lareau has been a director of the Company since 1971.

    RONALD T. LEMAY Mr. LeMay, 51, is President and Chief Operating Officer of Sprint Corporation ("Sprint"), a global telecommunications company. Prior to assuming his current position in February, 1996, Mr. LeMay was Vice Chairman of Sprint from March 1995 to February, 1996; President and Chief Operating Officer of the Sprint Long Distance Division from 1989 until March 1995; and served in several operating and staff positions with Sprint from 1985 to 1989. Mr. LeMay is a director of Sprint Corporation, Imation Corporation, Mercantile Bank of Kansas City and Yellow Corporation. He was elected as a director of the Company on January 30, 1997.

    GEORGE R. LEWIS Mr. Lewis, 56, is Vice President and Treasurer of Philip Morris Companies, Inc. ("Philip Morris"), a consumer packaged goods company. He has been employed by Philip Morris since 1967, and has held his current position since 1984. Mr. Lewis is a director of Central Fidelity Banks, Inc. and Kemper National Insurance Companies. Mr. Lewis has been a director of the Company since 1994.

    CHARLES MARSHALL Mr. Marshall, 67, served as Vice Chairman of American Telephone and Telegraph Company, a telecommunications company, from 1985 until his retirement in April 1989. Mr. Marshall is a director of GATX Corporation, HARTMARX Corporation, Sonat Inc. and Sundstrand Corporation. Mr. Marshall has been a director of the Company since 1989.

    LAWRENCE PERLMAN Mr. Perlman, 58, is Chairman, President and Chief Executive Officer of the Company. He was appointed Chairman in November 1992, and has been President and Chief Executive Officer since January 1990. He is a director of Seagate Technology, Inc., The Valspar Corporation and Computer Network Technology Corporation. Mr. Perlman has been a director of the Company since 1985.

    CAROLE J. UHRICH Ms. Uhrich, 53, is Executive Vice President, Commercial Imaging of Polaroid Corporation ("Polaroid"), an imaging company. She has been employed by Polaroid since 1966, and was appointed to her current position in March 1997. From February 1996 to March 1997,

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she was Executive Vice President, Global Products Supply for Polaroid. From 1992
until February 1996, she was Vice President, Manufacturing and Product Development for Polaroid, and prior to that time served in a series of manufacturing, corporate quality and market research positions. Ms. Uhrich is a director of Maytag Corporation, and has been a director of the Company since 1994.

    RICHARD W. VIESER Mr. Vieser, 69, retired in 1989 after having served as Chairman, President and Chief Executive Officer of Lear Siegler, Inc. since March 1987, and Chairman and Chief Executive Officer of FL Aerospace Corp. since September 1986 and of FL Industries, Inc. since June 1985. He is a director of Berg Electronics, Inc.; Dresser Industries, Inc.; Global Industrial Technologies, Inc.; Sybron International Corporation and Varian Associates, Inc. Mr. Vieser has been a director of the Company since 1988.

    PAUL S. WALSH Mr. Walsh, 41, has been the Chief Executive Officer of The Pillsbury Company ("Pillsbury"), a wholly-owned subsidiary of Grand Metropolitan PLC ("Grand Metropolitan"), since January 1992. Mr. Walsh was named an Executive Director of Grand Metropolitan in October 1995, at which time he assumed additional responsibility for GrandMet Foods Europe. Mr. Walsh is a director of Federal Express Corporation and of the Grocery Manufacturers of America, and has been a director of the Company since 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board elects an Executive Committee, an Audit Committee, a Compensation and Human Resources Committee, a Nominating and Board Governance Committee and a Strategy Review Committee. The following are members of these committees as of March 1, 1997:

Executive Committee:
 Lawrence Perlman, Chair
 Richard G. Lareau
 Paul S. Walsh

Audit Committee:
 Richard W. Vieser, Chair
 Ruth M. Davis
 Allen W. Dawson
 Richard G. Lareau
 George W. Lewis

Compensation and Human Resources
Committee:
 Paul S. Walsh, Chair
 Charles Marshall
 Carole J. Uhrich
Nominating and Board
Governance Committee:
 Richard G. Lareau, Chair
 George W. Lewis
 Charles Marshall
 Paul S. Walsh

Strategy Review Committee:
 Ruth M. Davis, Chair
 Allen W. Dawson
 Lawrence Perlman
 Carole J. Uhrich
 Richard W. Vieser

    The Executive Committee acts on matters that arise between Board meetings and require immediate action. All actions by the Executive Committee are reported to and are ratified by the Board. The Executive Committee took action eight times during 1996.

    The Audit Committee reviews and recommends to the Board the selection of Ceridian's independent auditors, consults with the independent auditors and reviews the scope and significant findings of the audits performed by them, reviews the adequacy and sufficiency of Ceridian's financial and accounting controls, practices and procedures, the activities and recommendations of its internal auditors, its compliance policies and its reporting policies and practices. The Audit Committee met five times during 1996.

                                       3
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    The Compensation and Human Resources Committee determines compensation policies, practices and structures for key employees of Ceridian, approves the compensation and benefits of executive officers, including the chief executive officer, reviews the process of managing executive succession, diversity and development, and assesses the adequacy of Ceridian's human resource principles and philosophy. This Committee met ten times during 1996.

    The Nominating and Board Governance Committee reviews the composition, organization and governance of the Board and its committees and recommends to the Board the adoption of relevant policies. It also recommends to the Board compensation for outside directors, evaluates the performance of the chief executive officer and considers all nominees, including those recommended by stockholders, for Board membership. This Committee met five times during 1996.

    The Strategy Review Committee assists the Board by reviewing and assessing the strategic plans of the Company's business units and the Company's performance in meeting key objectives in connection with acquisitions and other strategic transactions. It also makes recommendations to the Board on issues relating to corporate strategy and strategic planning. This Committee met four times during 1996.

    During 1996, each director attended at least 75 percent of the meetings of the Board and his or her committees.

DIRECTORS' COMPENSATION

    The following table summarizes the compensation during 1996 of the Company's outside directors. Directors who are employees are not separately compensated for service as a director.

                   DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                                              SECURITY GRANTS
                                                                      --------------------------------
                                                                                        SHARES ISSUED    SHARES ISSUED
                                             CASH COMPENSATION                           IN PLACE OF     TRANSITIONAL
                                        ----------------------------      SHARES           ACCRUED        RESTRICTED
                                        ANNUAL RETAINER    MEETING      UNDERLYING       RETIREMENT       STOCK AWARD
                 NAME                     FEES ($)(1)    FEES ($)(2)  OPTIONS (#)(3)   BENEFITS (#)(4)      (#)(4)
--------------------------------------  ---------------  -----------  ---------------  ---------------  ---------------
Ruth M. Davis.........................    $    25,000     $  13,000          1,500            3,618                0
Allen W. Dawson.......................         22,000        15,000          1,500            3,173              158
Richard G. Lareau.....................         25,000        18,000          1,500            3,618                0
George R. Lewis.......................         22,000        14,000          1,500              763            1,623
Charles Marshall......................         23,250        21,000          1,500            2,510              475
Carol J. Uhrich.......................         22,000        21,000          1,500              763            1,623
Richard W. Vieser.....................         25,000        14,000          1,500            2,768              317
Paul S. Walsh.........................         24,000        22,000          1,500            1,929            1,108

------------------------

(1) Includes a supplemental annual retainer of $3,000 for the chairs of the Compensation and Human Resources, Audit, Nominating and Board Governance, and Strategy Review Committees. Effective January 1, 1997, the annual retainer was increased to $30,000, half of which is to be paid in shares of Common Stock, and the supplemental retainer for the chairs of the named committees was increased to $5,000.

(2) Fees for attendance at Board and committee meetings are $1,000 per meeting.

(3) The exercise price per share of each option granted is 100% of the fair market value of the underlying Common Stock on the date the option is granted. An option becomes exercisable in full six months after its date of grant, and expires 10 years from its date of grant.

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(4) In connection with the termination of the directors' retirement plan on May
    8, 1996, each director received the discounted present value of his or her accrued retirement benefit in shares of Common Stock, valued at the average closing price of a share of Common Stock on the NYSE for the ten trading days prior to May 8, 1996. Directors who had not yet accrued the maximum 48 quarters of retirement benefits also received a transitional restricted stock award. Restricted shares awarded vest proportionately over 2-5 year periods.

    Under the 1996 Directors Performance Incentive Plan, each outside director annually receives an option to acquire 1,500 shares of Common Stock, and each newly-elected director receives a one-time award of restricted stock. The number of restricted shares awarded is determined by dividing an amount equal to four times the then current annual retainer for an outside director by the average closing price of a share of Common Stock on the NYSE for the ten trading days prior to the effective date of the individual's election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares will vest on each anniversary of the date of grant, and such shares may not be transferred before they vest.

CORPORATE GOVERNANCE

    Ceridian's Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of stockholders. All directors stand for election every year, and all holders of Common Stock have equal voting rights. In recent years, the Board and members of senior management have met with representatives of Ceridian's institutional stockholders to hear first hand their views on Ceridian's direction. In 1995, the Board approved a statement of corporate governance policies which expressed in a consolidated fashion the corporate governance practices that had evolved within the Company over a period of several years. The statement of policies includes the following:

    1. A majority of the directors should be independent. For the past six years, there has been only one management director on the Board.

    2. The committees of the Board are established based on the Board's assessment of what is necessary and desirable in light of Ceridian's circumstances at any particular time and the Board's desire to most effectively utilize directors' time, experience and expertise.

    3. The Governance Committee will at least annually review the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to most effectively monitor Ceridian's performance and actively participate in developing long-term strategy and financial goals. This review will include director succession planning, in light of expected future needs of the Board and Company and application of policies pertaining to tenure on the Board.

    4. All members of the Audit Committee, Compensation Committee and Governance Committee are non-management directors. The Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

    5. The chairpersons of the respective Board Committees are expected to assume leadership roles within the Board pertaining to issues within the purview of the Committees which they chair.

    6. The Governance Committee conducts at least biannually an evaluation of the performance of the Board as a whole and of each individual director, based on evaluation forms completed by individual directors. The results of this evaluation and any recommendations for change are presented to the Board.

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    7.  Any non-management director who has completed or will as of the next annual meeting of stockholders have completed twelve years of service as a director shall submit a letter to the Governance Committee offering not to stand for re-election to the Board at any future meeting of stockholders. The Governance Committee shall have complete discretion as to whether and when such offer shall be accepted.

    8. Upon a change in the employment status of any non-management director, that director shall submit a letter to the Governance Committee offering not to stand for re-election to the Board at the next annual meeting of the Company's stockholders. The Governance Committee shall have complete discretion as to whether such offer shall be accepted.

    9. Any non-management director must retire from the Board no later than the next annual meeting of the Company's stockholders occurring after his or her 70th birthday. Any director who is also an officer of the Company shall retire from the Board immediately upon retirement or termination as an officer and employee of the Company.

    10. The non-management directors meet in executive session at least once per year, and include in such meeting an evaluation of the performance of the chief executive officer, based on evaluation and feedback forms previously completed by the non-management directors.

                           APPROVAL OF AMENDMENTS TO
                         1993 LONG-TERM INCENTIVE PLAN
                                    (ITEM 2)

INTRODUCTION

    On January 30, 1997, the Board approved (subject to stockholder approval) certain amendments to the Ceridian Corporation 1993 Long-Term Incentive Plan (Amended and Restated as of May 10, 1995) (the "1993 LTIP" or the "Plan"), and directed that these amendments be submitted to Ceridian's stockholders for their approval. The 1993 LTIP was originally approved by the stockholders on May 12, 1993, approved by the stockholders in its amended and restated form on May 10, 1995, and a further amendment to the change of control provisions of the Plan was approved by the stockholders on May 8, 1996.

    The changes to the 1993 LTIP to be made by the proposed amendments are:

        (1) A 3,000,000 share increase in the number of shares of Common Stock that may be issued under the Plan, to 9,000,000 shares in total.

        (2) An extension of the period during which awards may be made under the Plan from February 3, 1999 to December 31, 1999.

        (3) An elimination of stock appreciation rights and performance units as permitted types of awards under the Plan.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 1993 LTIP. The vote required to approve the amendments to the 1993 LTIP is a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. Information regarding future awards to be made under the Plan if the stockholders approve the proposed amendments cannot presently be determined.

REASONS FOR THE PROPOSED AMENDMENTS

    Annual awards of stock options have historically been the primary long-term incentive utilized by Ceridian. Approximately 85% of the shares represented by Plan awards currently outstanding are stock options with a fair market value exercise price. Since the Plan was last amended in May 1995 to

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make additional shares eligible for issuance, the number of employees eligible to receive stock option awards has increased appreciably. This increase is primarily due to recent acquisitions and the internal growth of Ceridian's businesses. As a result, a greater number of shares was awarded in the form of stock options under the 1993 LTIP in late 1995 and 1996 than had been awarded in previous years (or than had been projected in early 1995). With the expectation of additional growth in Ceridian's businesses and additional acquisitions, this trend is likely to continue.

    In addition, the Board has generally been pleased with the results of its decision, in 1994, to supplement annual awards of stock options with an additional long-term incentive, performance restricted stock, that would reward senior executives if and only if the relative total return to Ceridian's stockholders over two, three and four year periods exceeded the total returns to stockholders of most other companies in the S&P 500. These restricted shares have been awarded under the 1993 LTIP and currently constitute approximately 14% of the shares subject to outstanding Plan awards. The Board expects that in the future, it will likely decide to again supplement annual stock option awards for a limited number of employees with stock option awards that would incorporate the satisfaction of specific performance criteria as a condition to exercisability, much as was done for Mr. Perlman in late 1996 (see page 12 under the caption "Chief Executive Officer Compensation"). Any such action would, of course, represent an additional demand on the shares available under the 1993 LTIP.

    As a result, the Board believes that it is necessary to increase the number of shares available for issuance under the Plan and to extend the term of the Plan so that it can continue to be part of a compensation program that is successful in attracting and retaining key employees and aligning their financial interests with the interests of the stockholders. As of February 28, 1997, 1,243,107 shares of Common Stock remained available for awards under the Plan.

    After giving effect to the proposed amendment of the 1993 LTIP, approximately 4,240,000 shares of Common Stock would be available for future awards under the Plan, representing 5.3% of the number of shares of Common Stock outstanding as of February 28, 1997. Shares that would be available for award under the amended 1993 LTIP and all other Company stock-based compensation plans, and shares subject to all currently outstanding employee and director stock options (under the 1993 LTIP and all other Company stock-based compensation plans) would represent 11.9% of the number of shares of Common Stock outstanding as of February 28, 1997.

    The Board also proposes to eliminate from the Plan two types of awards, stock appreciation rights and performance units, because it does not require the flexibility to make these types of awards. Since the Plan was first adopted in 1993, no awards of stock appreciation rights and three awards of performance units have been made under the Plan. By eliminating these types of awards, future awards under the Plan would generally be limited to stock options and restricted stock with performance conditions attached, with the only exception being that the Plan would also permit time-lapse restricted stock awards to newly-hired employees. Both stock options and performance restricted stock awards would qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), and the related compensation expense would be deductible by the Company without regard to the deduction limit otherwise imposed by Section 162(m).

SUMMARY OF THE 1993 LTIP

    Attached to this proxy statement as Appendix A is the 1993 LTIP as it would exist if the proposed amendments are approved. The following summary describes the 1993 LTIP as it is proposed to be amended, and is qualified by reference to Appendix A.

    SHARES TO BE AWARDED. The Plan permits the Compensation Committee to award stock options and restricted stock. Up to 9,000,000 shares of Common Stock may be the subject of awards under the

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Plan, an increase of 3,000,000 shares from the Plan as amended in 1995. Most
Plan awards have been, and most future awards are expected to be, stock options. The maximum number of shares of Common Stock that may be the subject of Plan awards to any one participant in any calendar year may not exceed 250,000 shares.

    PARTICIPANTS. Participants in the Plan are those officers and employees of the Company (including its subsidiaries and any other affiliate approved by the Compensation Committee) whose performance has had or can have a significant effect on the success of the Company. Approximately 1,200 executive, managerial, technical and sales employees are eligible to be considered for awards under the Plan, and approximately 600 employees have received Plan awards.

    STOCK OPTIONS. Options granted to acquire shares of Common Stock may either be incentive stock options or nonqualified stock options. The Compensation Committee may establish the terms of each option grant, subject to certain conditions. The exercise price per share may not be less than the fair market value of a share of the underlying Common Stock on the date the option is granted. Payment of the exercise price must be in cash or by means of a "broker exercise notice," unless the Compensation Committee permits payment in shares of previously owned Common Stock. An option will generally not be exercisable within six months of its date of grant, and will expire not more than ten years after the grant date. Unless the Compensation Committee determines otherwise, an option will become exercisable as to one-third of the shares subject to the option each year following the date of grant.

    RESTRICTED STOCK. The Plan allows awards of shares of Common Stock, which may not be transferred or otherwise disposed of until transferability restrictions lapse. Restrictions generally may not lapse within six months of the date of grant. All restricted stock awards, other than those made to newly-hired employees, must be "performance-based" within the meaning of Section 162(m), meaning that the Compensation Committee must specify a performance goal and a performance period applicable to such a restricted stock award, and the shares subject to such award may not vest unless the Compensation Committee certifies that the goal for the performance period has been attained. Each performance goal specified by the Compensation Committee must be a relative or absolute measure of one or more of the following: total return to the Company's stockholders; fully diluted earnings per share for the Company; or earnings before interest and taxes, return on equity or invested capital, or revenue growth for the Company or a specified subsidiary or division of the Company. If a restricted stock award without performance conditions attached is made to a newly-hired employee, the Plan provides that the shares may vest only over a period of at least three years from the date of grant. While restrictions on transferability remain in effect, a participant has the right to vote the stock and, unless the Compensation Committee provides otherwise, to receive any dividends or distributions with respect thereto. If employment terminates while restrictions on transferability remain in effect, shares still subject to the restrictions are forfeited.

    ADMINISTRATION OF THE PLAN. The Plan is administered by the Compensation Committee, which may interpret the Plan, establish rules for the Plan's administration, determine the terms and conditions of incentive awards to be made under the Plan (subject to the limitations expressed therein), modify the terms of outstanding awards to the extent permitted by the Plan, and delegate such authority to directors or officers of the Company as permitted by applicable law, except that no such authority may be delegated with respect to participants who are executive officers. The Plan specifically precludes the Compensation Committee from accelerating the exercisability of stock options or the vesting of restricted stock, except in the case of death, disability or retirement, and except to the extent the exercise of such discretion does not, in the aggregate over the life of the Plan, affect more than 3% of the shares authorized for issuance under the Plan. The Plan also specifically precludes the Compensation Committee from repricing "underwater" stock options. The Compensation Committee may allow a participant to elect to receive some or all of the participant's annual bonus in the form of nonqualified stock options or shares of Common Stock rather than in cash.

    AMENDMENT OF THE PLAN. The Board may amend the Plan in such respects as is deemed advisable, subject to the need for stockholder approval if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 ("Exchange Act"), Section 422 of the Code or the rules of the NYSE.

    SHARE ADJUSTMENTS. If there is any material change in the corporate structure or shares of Common Stock, including as a result of a merger or consolidation, the Compensation Committee (or the board of the surviving corporation) shall make appropriate adjustments in the aggregate number and kind of securities subject to awards under the Plan and in the number of shares and purchase price per share, if any, under any awards outstanding under the Plan. If all or any portion of an award terminates unexercised or unvested, or if all or any portion of an award is settled or paid in cash or any form other than Common Stock, then the shares subject to such an award will automatically become available for reissuance under the Plan.

    EFFECT OF TERMINATION OF EMPLOYMENT. If a participant's employment is terminated by reason of death or disability, each stock option award immediately becomes fully exercisable but any restricted stock award (or portion thereof) that has not yet vested will be forfeited. If a participant retires, a stock option will generally continue for its full term and become exercisable as originally scheduled, but any restricted stock award (or portion thereof) that has not yet vested will be forfeited. The consequences of an employment termination that constitutes a "change of control termination" are discussed below under the caption "Change of Control Provisions." If a participant's employment terminates for any other reason, options that are then exercisable will continue to be exercisable for 90 days after termination (unless termination is for cause), but shares of restricted stock not yet vested are forfeited.

    TRANSFERABILITY OF AWARDS. The Compensation Committee may permit the transfer, for estate planning purposes, of an option granted under the Plan to a participant's family members, or to trusts or other entities established for the benefit of family members. Except for such estate planning transfers, no Plan award may be transferred for any reason or by any means, except by will or by law after a participant's death.

    CHANGE OF CONTROL PROVISIONS. If the employment of a Plan participant is terminated within two years of a change of control of the Company by the participant for "good reason" or by the Company for reasons other than substantial nonperformance of duties or criminal conduct, all stock options that have been outstanding for a specified minimum period will immediately become fully exercisable for the remainder of their terms, and all restricted stock awards that have been outstanding for a specified minimum period will immediately become fully vested. The Plan defines a change of control of the Company and "good reason" for termination of employment in the manner described under the caption "Change of Control Provisions" on page 19 of this proxy statement.

TAX INFORMATION REGARDING STOCK OPTION AWARDS

    The following is a summary of the general effect of U.S. federal income taxation upon an optionee and the Company with respect to the grant and exercise of options under the Plan and the subsequent sale of shares, and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

    An optionee will not incur any federal income tax liability when an incentive stock option ("ISO") or a nonqualified stock option is granted or becomes exercisable. When a nonqualified option is exercised, the optionee will generally recognize ordinary income equal to the difference between the fair market value of the shares at the time of exercise and the aggregate exercise price. This income will be subject to tax withholding by the Company, which will be entitled to a tax deduction in an amount equal to the income recognized. Upon resale of such shares by the optionee, any difference between the sale price and the fair market value of the shares at the time the option was exercised will be treated as capital gain or loss.

    Generally, an optionee will not incur federal income tax liability as the result of an exercise of an ISO. Generally, however, if an ISO is exercised more than three months after an optionee's termination of employment (a "disqualifying exercise"), the optionee will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the aggregate exercise price. When the shares acquired upon exercise of an ISO are sold, the optionee will be taxed on the difference between the sale price and the exercise price. If such a sale does not occur within two years of the date the ISO was granted or within one year of the date it was exercised, then any gain will be treated as long-term capital gain. If such a sale occurs within either of the time periods specified in the preceding sentence (a "disqualifying disposition"), then the portion of the optionee's gain equal to the difference between the fair market value of the stock on the date of exercise (or, if less, the selling price) and the exercise price will be treated as ordinary compensation income, while the balance of any gain would be treated as capital gain. The Company is generally not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as the result of a disqualifying exercise or disqualifying disposition, the Company is entitled to a deduction in an equivalent amount.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee is comprised solely of outside directors and is responsible for establishing and administering the compensation program for the senior executive officers of the Company. The Company's compensation program is designed to be competitive with other well-managed companies with which the Company competes for executives, to reward superior performance with superior levels of compensation, and to more closely align the interests of senior management with the interests of the Company's stockholders.

    The three components in the Company's executive compensation program are base salary, annual incentive bonus and long-term incentive compensation. The target mix of total compensation is 20% to 40% base salary, with the balance consisting of performance-based variable components (annual incentive bonus and long-term incentive compensation). Greater weight is generally given to performance-based compensation at higher levels of responsibility within the Company. Performance goals for incentive compensation plans are determined by the Compensation Committee in conjunction with the Board's approval of the Company's strategic and operating plans.

    Information regarding competitive compensation levels and practices for positions comparable to executive officer positions within the Company is obtained by the Compensation Committee from nationwide compensation survey information collected and evaluated by independent consulting firms, and advice from an independent, nationally recognized compensation consulting firm. As a result, comparative compensation information is drawn from a broader range of companies than those included in the peer group and industry indices contained in the performance graphs on page 14, and not all of the companies included in the performance graph indices are included in the surveys utilized. Based on this information, the Compensation Committee generally targets base salary and total cash compensation (salary plus annual bonus) for each executive officer position to fall in a range between the 50th and 75th percentiles of the relevant compensation marketplace, although base salary and total cash compensation may fall outside this range if the Compensation Committee believes individual circumstances warrant.

    SALARY. The annual determination of an individual officer's salary with respect to the prescribed target range is based on a subjective assessment by the Compensation Committee of the responsibilities of the position, competitive practice and the performance, experience and current salary of the executive filling the position. The 1996 base salaries for executive officers were generally within or somewhat below the targeted range.

    ANNUAL INCENTIVE BONUS. The annual incentive program provides yearly cash bonuses to executive officers, although the Compensation Committee may, in its discretion, permit individuals to elect to receive part or all of their annual bonus in the form of stock options rather than cash. The annual determination of an individual officer's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Compensation Committee of the same factors considered with respect to determining salaries, and the Compensation Committee's philosophy regarding performance-based compensation. The 1996 target bonus percentages for executive officers were calculated to deliver total cash compensation generally within or somewhat below the targeted range.

    For 1996, target bonus percentages for executive officers other than Mr. Perlman generally ranged from 35% to 55% of base salary, with the maximum possible bonus one and one-half times the target amount and the threshold bonus one-half of the target amount. Of the total potential annual bonus, 80% consisted of an earnings component which, for staff officers, meant that the Company must achieve specified levels of earnings per share ("EPS") during 1996. For executive officers assigned to operating units, one-fourth of the earnings component consisted of the same Company EPS requirement and the balance consisted of a requirement that the operating unit achieve specified levels of pre-tax earnings. Payments of the earnings component of the annual bonus could be made at, above or below the target percentages depending on whether the financial performance of the Company (and, if applicable, the business unit to which the executive is assigned) met, exceeded or fell short of the applicable budgeted earnings, but no bonus would be payable if the applicable earnings threshold amount were not achieved. The Compensation Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the earnings component of annual bonuses.

    The remaining 20% portion of the annual bonus was based on the Compensation Committee's subjective assessment of the executive officer's individual performance in the areas of quality improvement and fostering work force diversity, except that in the case of Computing Devices International, half of this portion of the bonus was based on the level of orders achieved. For 1996, payment under the annual incentive program ranged from below target to superior for the executive officers, resulting in bonus payments for executive officers other than Mr. Perlman ranging between 8% and 82.5% of base salary. For 1996 only, Mr. James' employment agreement guaranteed payment of a bonus at his target bonus percentage. The Compensation Committee also retains discretion to adjust an officer's annual incentive bonus if, in its judgment, such an action is warranted in individual circumstances.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers consist of stock options, awarded annually, and shares of performance restricted stock which, in most cases, were granted to executive officers during 1994. Based on information gathered from compensation surveys and the Company's independent compensation consultant, the Compensation Committee generally targets annual option awards for each executive officer position to fall between the 50th and 75th percentiles of the relevant compensation marketplace. The annual determination of an individual officer's option award within the range prescribed for his or her position is based on a subjective assessment by the Compensation Committee of the responsibilities of the position and the performance and experience of, and past option awards made to, the individual. For 1996, option awards were generally near or somewhat above the upper end of the targeted range. The Company's 1993 Long-Term Incentive Plan prohibits the repricing of stock options.

    As to the performance restricted stock, all shares awarded will vest only if the Company's total return to stockholders over performance periods of two, three and four years is at least in the 90th percentile of all companies in the S&P 500. Fifty percent of the shares will vest if the Company's total return to stockholders is at least in the 75th percentile, twenty-five percent will vest if the Company's total return is at least in the 60th percentile, and no shares will vest if total return is less than the 60th percentile. Shares which do not vest by the end of the final performance period are forfeited. The determination of an officer's performance restricted stock award is primarily a function of the total compensation range targeted for his or her position and the expected value of the other elements of his or her compensation package, with 60th percentile total return performance generally expected to result in total compensation at or near the upper end of the targeted compensation range for the position, and 75th and 90th percentile total return performance generally expected to result in total compensation in excess of the upper end of the targeted range. The 1993 LTIP requires that restricted stock awards may be made to existing employees only if the vesting of such awards is conditioned on the satisfaction of specified performance conditions, such as those described above.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Perlman's base salary during 1996 was $700,000, a 7.7% increase from the previous year, and was within the targeted range. Mr. Perlman's 1996 annual bonus was determined based solely on the Company's EPS, and amounted to 97.5% of base salary as compared to a target of 65%, reflecting superior earnings performance for the Company during 1996. During 1996, Mr. Perlman also received an annual stock option award for 75,000 shares as well as a performance stock option award, as discussed below. Mr. Perlman's salary, annual bonus target percentage and long-term incentive compensation are determined by the Compensation Committee in accordance with the practices described above. These determinations are made in conjunction with a review of competitive compensation data with the Company's independent consultant and are based primarily on the outside directors' evaluation of Mr. Perlman's performance, the Company's performance, and the Company's stock price performance. No specific weighting is assigned to the factors considered by the Compensation Committee.

    As the result of a process begun in the second half of 1996, the Compensation Committee has approved various amendments to, and an extension of, Mr. Perlman's employment agreement. The primary objectives of the amendments are to specifically fix the terms of his employment and compensation through April 2000, the term of the modified agreement, to further increase the orientation of his compensation toward long-term, stock-based components, and to make the successful completion of a CEO succession planning process during the term of the agreement an express condition to the vesting of a portion of the long-term incentive awards. Under the agreement, Mr. Perlman will receive three stock option awards of 75,000 shares each at specified dates in 1997, representing an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1997-1999. In addition, he received a performance stock option award of 150,000 shares which can first become exercisable on April 30, 2000 if on that date his successor as chief executive officer of the Company has been designated by the Board and is employed by the Company, and the average closing price of a share of Common Stock on the NYSE for a 20 trading day period prior to April 30, 2000 is greater than or equal to $70.00. Additional provisions of Mr. Perlman's employment agreement as amended and restated are summarized on page 19 under the caption "Executive Employment Agreements."

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Code limits to $1 million the tax deduction for annual compensation paid to each of the executive officers named on page 15 unless certain requirements are met. One of these requirements is that compensation over $1 million be based on the Company's attainment of performance goals established in the manner prescribed by Section 162(m). While the Company has satisfied these requirements with respect to compensation in the form of stock options, other forms of compensation received by the five named executive officers are subject to this $1 million limit. In 1996, primarily as a result of the first vesting of performance restricted stock awarded in 1994, four of the five named executive officers exceeded this limit, and the Company was unable to deduct the amount of each such officer's compensation in excess of the limit. Although the non-deductible amount of compensation paid in 1996 was approximately $2.2 million, such non-deductibility does not financially disadvantage the Company given the Company's net operating loss carryforwards for U.S. federal income tax purposes. The Compensation Committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance-based, and has taken steps to qualify all long-term incentive compensation in the future as deductible under Section 162(m). At the same time, the Compensation Committee believes that it is important for it to retain the flexibility to tailor the salary and bonus components of the compensation program in the manner it believes most beneficial to the Company.

February 28, 1997  Compensation and Human Resources Committee

                                          Paul S. Walsh, Chairman
                                          Charles Marshall
                                          Carole J. Uhrich

                         STOCK PRICE PERFORMANCE GRAPHS

    The first graph on the following page compares the cumulative total return during the period 1992-1996 for the Company's Common Stock, the S&P 500 Index, a peer group index of data services companies and a peer group index of defense electronics companies. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Dun & Bradstreet Corporation; Electronic Data Systems Corporation; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; Information Resources, Inc.; National Data Corporation; and Paychex, Inc. The peer group index of defense electronics companies, weighted for market capitalization, consists of Alliant Techsystems, Inc.; EG&G, Inc.; Harris Corporation; Honeywell, Inc.; Lockheed Martin Corporation; Raytheon Company; and Unisys Corporation.

    The second graph on the following page compares the cumulative total return during the same period for the Company's Common Stock, the S&P 500 Index, the S&P Computers (Software and Services) Index and the S&P Electronics (Defense) Index. In past proxy statements, the Company has compared its stock price performance to that of these S&P industry indices. Because of significant changes made by S&P during 1996 in the companies comprising these industry indices, the Company believes that these indices will not, in the future, provide a meaningful benchmark against which the Company's stock price performance may be assessed. As a result, the Company will no longer compare its stock price performance to those S&P industry indices, but instead expects to compare its stock price performance to the peer group indices shown in the first graph.

    Each of these graphs assumes the investment of $100 in the Company's Common Stock, the S&P 500 Index and each of the peer group or S&P industry indices on December 31, 1991, and the reinvestment of all dividends as and when distributed. Included in the dividends reinvested is the 1992 dividend distribution by the Company to its stockholders of all of the common stock of the Company's former computer systems subsidiary, Control Data Systems, Inc. For purposes of this graph, it is assumed that the shares of Control Data Systems stock were received on the September 1, 1992 ex-dividend date, sold at the closing market price on that date, and the proceeds reinvested in shares of Ceridian Common Stock at the closing market price on that date.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        (CERIDIAN CORPORATION, THE S&P 500 INDEX AND PEER GROUP INDICES)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               CERIDIAN        DATA SERVICES       DEFENSE ELECTRONICS       S&P 500
             CORPORATION        PEER GROUP              PEER GROUP            INDEX
1991                $100.00            $100.00                     $100.00    $100.00
1992                $163.28            $122.45                     $108.82    $107.62
1993                $203.43            $148.93                     $114.44    $118.46
1994                $287.75            $144.08                     $129.90    $120.03
1995                $441.66            $226.08                     $176.12    $165.13
1996                $433.63            $263.25                     $184.13    $203.05

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       (CERIDIAN CORPORATION, THE S&P 500 INDEX AND S&P INDUSTRY INDICES)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               CERIDIAN              S&P COMPUTERS             S&P ELECTRONICS      S&P 500
             CORPORATION        (SOFTWARE AND SERVICES)           (DEFENSE)          INDEX
1991                $100.00                        $100.00                $100.00    $100.00
1992                $163.28                        $118.43                $103.49    $107.62
1993                $203.43                        $151.15                $135.33    $118.46
1994                $287.75                        $178.67                $131.25    $120.03
1995                $441.66                        $251.08                $261.19    $165.13
1996                $433.63                        $390.35                $338.71    $203.05

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation for the past three years of the Company's five most highly compensated officers as of December 31, 1996, including the chief executive officer (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                              -------------------------------
                                                                                   AWARDS
                                                     ANNUAL COMPENSATION      ----------------     PAYOUTS
                                                 ---------------------------     SECURITIES     -------------    ALL OTHER
         NAME AND PRINCIPAL                        SALARY         BONUS          UNDERLYING         LTIP       COMPENSATION
              POSITION                  YEAR       ($)(1)          ($)        OPTIONS/SARS(#)   PAYOUTS($)(2)     ($)(3)
------------------------------------  ---------  -----------  --------------  ----------------  -------------  -------------
Lawrence Perlman                           1996  $   744,984  $   682,500          225,000      $   1,113,673    $   3,375
 Chairman, President and                   1995      649,992      633,750           80,000           --              3,375
 Chief Executive Officer                   1994      600,000      585,164           80,000           --              3,375

Ronald L. Turner                           1996      340,000      252,630           30,000            742,465        3,375
 Executive Vice President and              1995      300,000      222,900           25,000           --              3,375
 President & Chief Executive               1994      300,000      260,000           25,000           --              3,375
 Officer of Computing Devices
 International

Ronald James                               1996      348,646      181,500           80,000           --              6,750
 Executive Vice President and
 President & Chief Executive Officer
 of the Human Resources Group (4)

Stephen B. Morris                          1996      299,992      219,450           30,000            742,465        3,375
 Executive Vice President and              1995      260,040      189,249           25,000           --              3,375
 President and Chief                       1994      260,040      175,635           25,000           --              2,928
 Executive Officer of the Arbitron
 Company

John R. Eickhoff                           1996      289,984      218,625           33,000            742,465        3,375
 Executive Vice President and              1995      240,000      263,000           30,000                           3.375
 Chief Financial Officer                   1994      225,000      158,500(5)        30,822(5)                        3,375

------------------------

(1) The amounts reported for each individual as salary for 1996 include cash payments received during the year equal in amount to the value of an annual expense allowance that had been made available to such individuals and other Company executives in 1995 and 1994.

(2) The amounts reported in the table above represent the market value of shares of Common Stock which were granted in 1994 under a performance restricted stock program and which vested on April 30, 1996, such value determined by utilizing the closing price of the Common Stock on the

    NYSE on April 30, 1996. At the end of 1996, the number and value (based on the closing price of the Company's Common Stock on the NYSE on December 31,
    1996) of aggregate restricted stock holdings of the Named Executives was as follows:

                              NAME                                NO. OF SHARES    VALUE ($)
                       ------------------                         -------------  -------------
Mr. Perlman.....................................................       51,667    $   2,092,514
Mr. Turner......................................................       35,701        1,445,891
Mr. James.......................................................       40,000        1,620,000
Mr. Morris......................................................       34,451        1,395,266
Mr. Eickhoff....................................................       34,451        1,395,266

    Except for 1,250 shares held by Mr. Turner, all restricted stock holdings shown in the preceding table reflect shares not yet vested resulting from performance restricted stock awards made in 1994 and 1996, the vesting of which are subject to the satisfaction of performance conditions over performance periods ending April 30, 1997 and 1998. Holders of restricted stock are entitled to receive any dividends payable on the Common Stock, but such dividends are subject to forfeiture if the underlying shares of stock are forfeited.

(3) The amounts disclosed for each individual represent the Company's contributions to the accounts of the named individuals in the Company's 401(k) defined contribution plans.

(4) Mr. James became an executive officer of Ceridian on January 1, 1996.

(5) The annual cash bonus of Mr. Eickhoff was reduced as a result of his election to receive a portion of his 1994 bonus in the form of stock options covering 5,822 shares.

STOCK OPTION GRANTS

    The following table summarizes information regarding stock options granted during 1996 to the Named Executives.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS(1)
                                 --------------------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF         % OF TOTAL                                  ASSUMED ANNUAL RATES OF STOCK
                                  SECURITIES        OPTIONS/SARS                                 PRICE APPRECIATION FOR OPTION
                                  UNDERLYING         GRANTED TO        EXERCISE OR                          TERM(3)
                                 OPTIONS/SARS    EMPLOYEES IN FISCAL   BASE PRICE   EXPIRATION   -----------------------------
             NAME                 GRANTED (#)           YEAR            ($/SH)(2)      DATE         5% ($)         10% ($)
-------------------------------  -------------  ---------------------  -----------  -----------  -------------  --------------
Lawrence Perlman                    150,000(4)            9.61%         $   49.00      11/8/06   $   4,630,500  $   11,686,500
                                     75,000               4.80%             49.00      11/8/06       2,315,250       5,843,250
Ronald L. Turner                     30,000               1.92%             44.13       9/5/06         834,057       2,105,001
Ronald James                         50,000               3.20%             41.13       1/2/06       1,295,595       3,269,835
                                     30,000               1.92%             44.13       9/5/06         834,057       2,105,001
Stephen B. Morris                    30,000               1.92%             44.13       9/5/06         834,057       2,105,001
John R. Eickhoff                     33,000               2.11%             44.13       9/5/06         917,463       2,315,501

------------------------

(1) All options were granted under Ceridian's 1993 Long-Term Incentive Plan, which prohibits the repricing of any stock option and, under most circumstances, accelerating the exercisability of any stock option. Exercisability will, however, generally be accelerated if an optionee's employment is terminated within two years of a change of control of the Company. Except as provided in note (4) below, all options become exercisable in cumulative one-third installments beginning one year after the respective grant dates.

(2) The per share exercise price of each option granted in 1996 is equal to the fair market value (closing price on the NYSE) of a share of Common Stock on the date of grant.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionees' continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

(4) This option becomes exercisable in full on November 8, 2003, and may become exercisable in full on April 30, 2000 if on that date Mr. Perlman's successor as chief executive officer of the Company has been designated by the Board and is employed by the Company, and the average closing price of a share of Common Stock on the NYSE for a 20 trading day period prior to April 30, 2000 is greater than or equal to $70.00.

OPTION EXERCISES AND OPTION VALUES

    The following table summarizes information regarding the exercise of stock options during 1996 by the Named Executives, as well as the December 31, 1996 value of unexercised stock options held by the Named Executives.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/SARS AT
                                                                  FISCAL YEAR END (#)         FISCAL YEAR END ($)(1)
                              SHARES ACQUIRED      VALUE       --------------------------  -----------------------------
            NAME              ON EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------  ---------------  --------------  -----------  -------------  --------------  -------------
Lawrence Perlman............      273,000      $   11,259,560     475,370        391,666   $   12,901,264  $   1,538,988
Ronald L. Turner............        --               --            78,334         81,666        1,850,077        472,023
Ronald James................        3,000(2)           55,870           0         80,000                0              0
Stephen B. Morris...........       10,000             335,338      58,334         91,666        1,329,077        729,523
John R. Eickhoff............       20,000             800,002     125,929         87,999        3,381,060        436,399

------------------------

(1) Represents the difference between the market value of the Company's Common Stock on December 31, 1996 ($40.50) and the exercise price of in-the-money options.

(2) Options granted to Mr. James in connection with his service as a director of the Company prior to January 1, 1996.

PERFORMANCE RESTRICTED STOCK AWARDS

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                                           NON-STOCK PRICE-BASED PLANS
                                NUMBER OF SHARES, UNITS      PERFORMANCE OR OTHER     -------------------------------------
                                  OR OTHER RIGHTS (#                PERIOD             THRESHOLD     TARGET       MAXIMUM
            NAME                        SHARES)           UNTIL MATURATION OR PAYOUT  (# SHARES)   (# SHARES)   (# SHARES)
-----------------------------  -------------------------  --------------------------  -----------  -----------  -----------
Ronald James.................             40,000                  5/1/94 to 1/1/99        10,000       20,000       40,000

    The award disclosed in the table above was an award of shares of restricted stock under the Company's 1993 Long-Term Incentive Plan. Of the shares awarded, 5,000 were eligible to vest on January 1, 1997 (and 4,665 did vest) if the total return to the Company's stockholders during the 24 month period ended on April 30, 1996 met certain prescribed levels as compared to other companies in the S&P
500. An additional 17,500 shares will be eligible to vest on each of January 1, 1998 and January 1, 1999 (with any awarded shares that did not vest as of January 1, 1997 or 1998 also eligible to vest as of January 1, 1999) if the executive is still employed by the Company on those dates and the total return to the Company's stockholders during the 36 and 48 month periods ending on April 30, 1997 and 1998, respectively, meets certain prescribed levels as compared to other companies in the S&P 500. Of the shares eligible to vest on any given date, 25% of the shares will vest if the Company's total return to stockholders over the applicable performance period is at least at the 60th percentile of companies in the S&P 500, 50% will vest if such total return is at least at the 75th percentile, and 100% will vest if such total return is at least at the 90th percentile. If the Company's total return to stockholders is not at least at the 60th percentile, no shares will vest on that date. Shares which will not vest by January 1, 1999 will be forfeited.

PENSION PLANS

    The Company maintains two voluntary, tax qualified, defined benefit retirement plans for U.S. employees, one for employees of its Computing Devices International business and the second for other U.S. employees (the "Retirement Plans"), which are identical in all substantive respects and are funded by employee salary reduction contributions and Company contributions. The Retirement Plans were closed to new participants on and after January 2, 1995. The amount of the annual benefit under the Retirement Plans is based upon an employee's average annual compensation during the employee's highest consecutive five-year earnings period with the Company while participating in the Retirement Plans. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans such as the Retirement Plans, the Company has established a Benefit Equalization Plan to provide retirees with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the Retirement Plans had these limits not been in effect. The Company has established and funded a Benefits Protection Trust out of which benefits under the Benefit Equalization Plan for persons who terminate employment with the Company after December 1, 1994 are to be paid. Assets in this trust remain subject to the claims of the Company's general creditors.

    The following table shows estimated annual benefits payable under the Retirement Plans and the Benefit Equalization Plan to an employee who retires in 1996 at age 65:

                               PENSION PLAN TABLE

                                      YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION       15           20           25           30           35
-------------  -----------  -----------  -----------  -----------  -----------
 $   300,000   $    69,802  $    93,070  $   116,337  $   139,604  $   157,604
     400,000        93,802      125,070      156,337      187,604      211,604
     500,000       117,802      157,070      196,337      235,604      265,604
     600,000       141,802      189,070      236,337      283,604      319,604
     800,000       189,802      253,070      316,337      379,604      427,604
   1,000,000       237,802      317,070      396,337      475,604      535,604
   1,200,000       285,802      381,070      476,337      571,604      643,604
   1,400,000       333,802      445,070      556,337      667,604      751,604

    Annual compensation for purposes of the Retirement Plans and the Benefit Equalization Plan consists of salary and any annual bonus paid during the year (whether payable in cash or stock options), less the amount contributed by the employee to the applicable Retirement Plan that year. Compensation for 1996 covered by these Plans for the Named Executives is as follows: Mr. Perlman, $1,282,359; Mr. Turner, $518,384; Mr. Morris, $451,670; and Mr. Eickhoff,
$508,839. Mr. James is not eligible to participate in either of the Retirement Plans. For purposes of the Retirement Plans and the

Benefit Equalization Plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

    As of March 1, 1997, years of credited service for the Named Executives were as follows: Mr. Perlman, 16.76 years; Mr. Turner, 4.18 years; Mr. Morris, 2.17 years; and Mr. Eickhoff, 33.42 years.

    Benefit amounts in the Pension Plan Table are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of the Named Executives. These agreements generally provide that the executives are required to devote full time to the Company in their specified positions, and contain provisions regarding protection of confidential information, rights in any intellectual property created by the executive, restrictions on competition, and change of control compensation (as described below under the caption "Change of Control Provisions").

    The agreement with Mr. Perlman, the term of which extends to April 30, 2000, provides for an annual base salary of $700,000 for 1997 and $750,000 thereafter, with an annual bonus targeted at 65% of base salary. The agreement specifies the long-term incentive awards to be provided during the term of the agreement, which consist of a 75,000 share annual stock option grant and a 150,000 share performance stock option grant awarded on the date of the employment agreement (November 8, 1996), and three 75,000 share stock option grants to be made on specified dates in 1997, representing an accelerated grant of the annual stock option awards he would otherwise have expected to receive during the years 1997-1999. If the Company terminates the agreement without cause, Mr. Perlman would be entitled to receive (1) a lump sum payment equal to two years' base salary (three years if a release of claims is signed), (2) a supplemental retirement benefit calculated by including an additional three years' base salary in the determination of final average pay and by including a number of additional years of service credit equal to the number of years of base salary received in the previously described lump sum payment, and (3) accelerated exercisability of stock options granted prior to the date of the employment agreement. The agreement also provides that if Mr. Perlman retires early to permit his designated successor to assume the position of chief executive officer, he is to receive his base salary and target bonus through the end of the year in which he retires, a $200,000 post-retirement benefits allowance, accelerated exercisability of options granted in 1997 and possible proportionate accelerated exercisability of the performance stock option.

    The term of the agreements with the other Named Executives is the later of June 30, 1997 or two years after a change of control of the Company occurring before that date. If the Company terminates an agreement without cause, the executive is entitled to receive a lump sum payment equal to two years' base salary. The agreement for Mr. Eickhoff also provides that in the event of such a termination, he would receive a supplemental retirement benefit calculated by including the lump sum payment previously noted in the determination of final average pay.

CHANGE OF CONTROL PROVISIONS

    The payment of benefits or the vesting of awards under the Company's stock-based compensation plans and the executive employment agreements described above accelerates upon a "change of control termination." For these purposes, a "change of control" is defined as (1) a merger or consolidation involving the Company if less than 50 percent of the Company's voting stock after the business combination is held by persons who were stockholders before the business combination; (2) a sale of the assets of the Company substantially as an entirety; (3) ownership by a person or group acting in concert of at least 25% of the Company's voting securities; (4) approval by the stockholders of a plan for the liquidation of the Company; and (5) certain changes in the composition of the Company's Board. The term "change of control termination" refers to either of the following if it occurs within two years of a "change of control" of the Company: (i) termination of a participant's employment by the Company for any reason other than continuing failure to satisfactorily fulfill employment duties or conduct that constitutes fraud, theft, embezzlement or an intentional violation of law involving moral turpitude; or (ii) the executive terminates employment with the Company for "good reason." A change of control termination does not include termination of employment due to death or disability. The term "good reason" is generally defined as an adverse change in an executive's responsibilities, authority, compensation, benefits or working conditions, or a material breach of an employment agreement by the Company.

    The executive employment agreements described above also provide that following a change of control termination, an executive is entitled to receive a lump sum payment that is one dollar less than three times the executive's "base amount," which is the average annual compensation received by the executive from the Company during the five taxable years preceding the change of control. The agreements for Mr. Perlman and Mr. Eickhoff provide that the amount of this lump sum payment is to be included in the determination of final average pay for purposes of computing supplemental retirement benefits. This lump sum payment would be in lieu of any other severance payment specified in the executive employment agreements. The stock-based compensation plans and executive employment agreements also provide that compensation that may be received by an executive as a result of a change of control of the Company must be less than the amount that would be considered a "parachute payment" under Section 280G of the Code if and only if imposition of this limitation would result in greater net after-tax proceeds to an executive.

                          SHARE OWNERSHIP INFORMATION

SHARE OWNERSHIP OF DIRECTORS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 28, 1997 by each director or nominee for director, by each of the Named Executives and by all executive officers and directors as a group.

                                                      SHARES OF                             OF SHARES BENEFICIALLY
                                                     COMMON STOCK                                   OWNED,
                                                     BENEFICIALLY      PERCENT OF COMMON      SHARES THAT MAY BE
NAME OF INDIVIDUAL OR IDENTITY OF GROUP               OWNED (1)           STOCK OWNED     ACQUIRED WITHIN 60 DAYS(2)
-----------------------------------------------  --------------------  -----------------  --------------------------
Directors
  Ruth M. Davis................................            6,742                (3)                    4,500
  Allen W. Dawson..............................            7,027                (3)                    4,500
  Richard G. Lareau............................           10,887(4)             (3)                    2,500
  Ronald T. LeMay..............................            3,200                (3)                        0
  George R. Lewis..............................            6,255                (3)                    2,500
  Charles Marshall.............................           10,854                (3)                    4,500
  Lawrence Perlman.............................          516,291               0.64%                 453,421
  Carole J. Uhrich.............................            6,255                (3)                    2,500
  Richard W. Vieser............................           15,954                (3)                    4,500
  Paul S. Walsh................................            9,906                (3)                    4,500

Named Executive Officers
  Ronald L. Turner.............................          152,621               0.19%                 105,001
  Ronald James.................................           55,434                (3)                   16,667
  Stephen B. Morris............................          127,226               0.16%                  85,001
  John R. Eickhoff.............................          202,730               0.25%                 152,595
All executive officers, directors and nominees
 as a group....................................        1,348,168(4)            1.67%                 964,739

------------------------

(1) Unless otherwise noted, all of the shares shown are held by individuals possessing sole voting and investment power with respect to such shares.

(2) All shares shown in this column may be acquired within 60 days through the exercise of stock options granted by the Company. These shares are treated as outstanding only when determining the amount and percent owned by the applicable individual or group.

(3) Number of shares represents less than 0.1% of outstanding Common Stock.

(4) Does not include 500 shares of common stock owned by Mr. Lareau's wife as to which Mr. Lareau may be deemed to share voting and investment power, but as to which shares he disclaims any beneficial interest.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock:

                                                     AMOUNT AND NATURE OF   PERCENT OF
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP    CLASS (1)
---------------------------------------------------  --------------------  -------------
AXA                                                       8,898,194(2)           11.1%
 23 Avenue Matignon
 75008 Paris, France; and
The Equitable Companies Incorporated
 787 Seventh Avenue
 New York, NY 10019

FMR Corp.                                                 7,262,258(3)            9.0%
Edward C. Johnson 3d
Abigail P. Johnson
 82 Devonshire Street
 Boston, MA 02109

------------------------

(1) Percentage calculated based on the number of shares of the Company's common stock issued and outstanding as of February 28, 1997.

(2) Beneficial ownership as of December 31, 1996 as reported in a Schedule 13G dated February 12, 1997. These securities are held by subsidiaries of AXA, primarily The Equitable Companies Incorporated and its subsidiaries, which include Alliance Capital Management L.P. which holds them on behalf of client discretionary investment advisory accounts. Represents sole power to vote or direct the vote of 8,485,334 shares, sole power to dispose or direct the disposition of 8,876,594 shares, shared power to vote or direct the vote of 288,500 shares, and shared power to dispose or direct the disposition of 21,600 shares.

(3) Beneficial ownership as of December 31, 1996 as reported in a Schedule 13G dated February 14, 1997. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which act as investment adviser to certain investment companies and as investment manager of certain institutional accounts, respectively. Represents sole power to dispose or direct the disposition of 7,262,258 shares and sole power to vote or direct the vote of 299,129 shares.

                              INDEPENDENT AUDITORS

    The Board has selected KPMG Peat Marwick LLP, the Company's present auditors, to audit the accounts of the Company for the year ending December 31, 1997.

    The Board has requested that representatives of KPMG Peat Marwick LLP attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

    Any stockholder proposal to be included in the proxy materials for the 1998 Annual Meeting of Stockholders must be received by the Company on or before November 28, 1997.

    The Company's Bylaws require advance written notice to the Company of stockholder-proposed business or of a stockholder's intention to make a nomination for director at an annual meeting of stockholders. They also limit the business which may be conducted at any special meeting of stockholders to business brought by the Board. Specifically, the Bylaws provide that business may be brought before an annual meeting by a stockholder only if the stockholder provides written notice to the Secretary of the Company not less than 50 or more than 75 days prior to the meeting, unless notice of the date of the meeting is given to stockholders or is publicly announced less than 65 days prior to the meeting. In that case, a stockholder's notice of proposed business must be provided no later than 15 days following the date notice of the annual meeting was mailed or the public announcement of the date was made, whichever is earlier. The Company's 1998 Annual Meeting of Stockholders will be held on May 13, 1998. A stockholder's notice must set forth (i) a description of the proposed business and the reasons for it, (ii) the name and address of the stockholder making the proposal, (iii) the class and number of shares of Company stock owned by the stockholder and (iv) a description of any material interest of the stockholder in the proposed business.

    The Bylaws also provide that a stockholder may nominate a director at an annual meeting only after providing advance written notice to the Secretary of the Company within the time limits described above. The stockholder's notice must set forth all information about each nominee that would be required under Securities and Exchange Commission ("SEC") rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee's business and residence address. The notice must also set forth the name and record address of the stockholder making the nomination and the class and number of shares of Company stock owned by that stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Ceridian's directors, executive officers and persons who beneficially own more than 10% of Ceridian's Common Stock to file with the SEC reports of ownership regarding the Common Stock and other Ceridian equity securities. These persons are required by SEC regulation to furnish Ceridian with copies of all Section 16(a) reports they file. To Ceridian's knowledge, based on a review of the copies of such reports received during the period January 1, 1996 to February 14, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by Ceridian, which has retained Georgeson & Company, New York, New York, to aid in solicitation of proxies. The fees and expenses of Georgeson & Company are estimated at $15,000.

    Officers and employees of Ceridian may solicit proxies by further mailings, by telephone and telegraph, and by personal conversations. No special compensation will be paid to such persons for these tasks. Ceridian may reimburse brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the stock entitled to be voted at the Annual Meeting.

    COPIES OF CERIDIAN'S ANNUAL REPORT ON FORM 10-K (AN ANNUAL FILING WITH THE
SEC) FOR THE YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO CERIDIAN CORPORATION, STOCKHOLDER SERVICES DEPARTMENT, 8100 34TH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55425.

                                          By Order of the Board of Directors

                                          John A. Haveman
                                          VICE PRESIDENT AND SECRETARY

Minneapolis, Minnesota
March 28, 1997

                                                                      APPENDIX A

                              CERIDIAN CORPORATION
                         1993 LONG-TERM INCENTIVE PLAN
                   (AMENDED AND RESTATED AS OF MAY 14, 1997)

1.  PURPOSE OF PLAN.

    The purpose of the Ceridian Corporation 1993 Long-Term Incentive Plan (as amended and restated as of May 14, 1997) (the "Plan") is to advance the interests of Ceridian Corporation (the "Company") and its stockholders by enabling the Company and its Subsidiaries to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

2.  DEFINITIONS.

    The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

    2.1  "BOARD" means the Board of Directors of the Company.

    2.2 "BROKER EXERCISE NOTICE" means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.

    2.3 "CHANGE OF CONTROL" means an event described in Section 12.1 of the Plan.

    2.4  "CODE" means the Internal Revenue Code of 1986, as amended.

    2.5 "COMMITTEE" means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

    2.6 "COMMON STOCK" means the common stock of the Company, par value $0.50 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of the Plan.

    2.7 "DISABILITY" means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

    2.8 "ELIGIBLE RECIPIENTS" means all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary.

    2.9  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    2.10 "FAIR MARKET VALUE" means, with respect to the Common Stock as of any date, the closing market price per share of the Common Stock as reported on the New York Stock Exchange Composite Tape on that date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote).

    2.11 "INCENTIVE AWARD" means an Option or Restricted Stock Award or Performance Unit granted to an Eligible Recipient pursuant to the Plan.

    2.12 "INCENTIVE STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code.

    2.13 "NEWLY HIRED EMPLOYEE" means a person who has been an Eligible Recipient for 90 days or less.

    2.14 "NON-STATUTORY STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

    2.15  "OPTION" means an Incentive Stock Option or a Non-Statutory Stock
Option.

    2.16 "PARTICIPANT" means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

    2.17 "PERFORMANCE GOAL" means the absolute or relative measure of one or more of the following alternatives as specified by the Committee in writing for any Performance Period, the achievement of which is a condition precedent to the vesting of a Performance Restricted Stock Award hereunder: Total Return to Stockholders; fully diluted earnings per share for the Company; or earnings before interest and taxes, return on equity or invested capital, or revenue growth for the Company or a specified Subsidiary or division of the Company. Any such Performance Goal shall be established by the Committee on or before the latest date permissible to enable the Performance Restricted Stock Award to qualify as "performance-based compensation" under Section 162(m). For purposes of this definition, any relative measure of Total Return to Stockholders shall utilize the Company's Performance Ranking Position, and other financial terms shall have the same meanings as used in the Company's financial statements.

    2.18 "PERFORMANCE PERIOD" means the period of time during which Performance Goals are measured to determine the vesting of Performance Restricted Stock Awards.

    2.19 "PERFORMANCE RANKING POSITION" means the relative placement of the Company's Total Return to Stockholders as measured against (i) the Total Return to Stockholders of other companies in a nationally recognized index such as the S&P 500, or in a peer group of companies selected by the Committee prior to the commencement of a Performance Period, or (ii) the performance of such nationally recognized index itself.

    2.20 "PERFORMANCE RESTRICTED STOCK AWARD" means a Restricted Stock Award the vesting of which is conditioned upon the satisfaction of one or more Performance Goals.

    2.21 "PERFORMANCE UNIT" means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive a payment from the Company, in the form of stock, cash or a combination of both, upon the achievement of established performance criteria.

    2.22 "PREVIOUSLY ACQUIRED SHARES" means shares of Common Stock that are already owned by the Participant.

    2.23 "RESTRICTED STOCK AWARD" means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

    2.24 "RETIREMENT" means the termination (other than for "cause" as defined in Section 10.3(b) of the Plan or by reason of death or Disability) of a Participant's employment or other service on or after the date on which the Participant has attained the age of 55 and has completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering the Participant, provided that if the Participant is not covered by any such plan or practice, the Participant will be deemed to be covered by the Company's plan or practice for purposes of this determination).

    2.25  "SECTION 162(M)" means Section 162(m) of the Code.

    2.26  "SECURITIES ACT" means the Securities Act of 1933, as amended.

    2.27 "SUBSIDIARY" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

    2.28 "TAX DATE" means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

    2.29 "TOTAL RETURN TO STOCKHOLDERS" with respect to a company means the total return to a holder of the common stock of that company during a Performance Period as a result of his or her ownership of that stock during such Performance Period, such total return to include both the appreciation (or depreciation) in the per share price of such common stock during such Performance Period, and the per share fair market value of all dividends and distributions paid or distributed by such company with respect to such common stock during such Performance Period, assuming that all such dividends and distributions are reinvested in shares of such common stock at their fair market value on the last trading day of the month in which the dividend or distribution is paid or distributed.

3.  PLAN ADMINISTRATION.

    3.1 THE COMMITTEE. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, the Plan will be administered by a committee (the "Committee") consisting solely of not less than two members of the Board who are "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. To the extent consistent with corporate law, the Committee may delegate to any directors or officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.

    3.2  AUTHORITY OF THE COMMITTEE.

        (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following:
    (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.

        (b) Except as otherwise provided in the remainder of this Paragraph 3.2(b), the Committee will have the authority under the Plan to amend or modify the terms and conditions of any outstanding Incentive Award in any manner, so long as the amended or modified terms are permitted by the Plan as then in effect (including the requirement under Section 6.2 that an Option exercise price will never be less than 100% of the Fair Market Value of the Common Stock on the date of grant), and any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. No amendment or modification to an Incentive Award, however, whether pursuant to this
    Section 3.2 or any other provisions of the Plan, will be deemed to be a regrant of such Incentive Award for purposes of this Plan. The Committee shall not have the authority under the Plan to accelerate the exercisability or vesting of, or otherwise terminate or relax any restrictions relating to, any Incentive Award except in the case of death, Disability or Retirement of a Participant, or except to the extent that the exercise of such discretion by the Committee does not affect Incentive Awards involving, in the aggregate over the life of the Plan, more than 3% of the total number of shares of Common Stock authorized for issuance under the Plan. The Committee shall not have the authority under the Plan to authorize the grant of replacement Option awards in substitution for pre-existing Incentive Awards of that type that have been or are to be surrendered and canceled at any time when the Fair Market Value of the Common Stock is less than the exercise price applicable to such surrendered and canceled Option awards.

        (c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares, (ii) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, (iii) any change in accounting principles or practices, or (iv) any other similar change, in each case with respect to the Company (or any Subsidiary or division thereof) or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the grant or vesting criteria of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect.

4.  SHARES AVAILABLE FOR ISSUANCE.

    4.1 MAXIMUM NUMBER OF SHARES AVAILABLE. Subject to adjustment as provided in Section 4.4 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 9,000,000 shares. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.

    4.2 LIMITATION ON INDIVIDUAL AWARDS IN ANY TAXABLE YEAR. The maximum number of shares of Common Stock that may be the subject of Incentive Awards made to any Eligible Recipient in any one taxable year of the Company shall not exceed 250,000 shares (the "Maximum Annual Grant").

    4.3 ACCOUNTING FOR INCENTIVE AWARDS. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Incentive Award that lapses, expires, is forfeited or for any reason is terminated unexercised or unvested and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan.

    4.4 ADJUSTMENTS TO SHARES AND INCENTIVE AWARDS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments (which determination will be conclusive) as to (i) the number and kind of securities available for issuance under the Plan, (ii) the Maximum Annual Grant, and (iii) in order to prevent dilution or enlargement of the rights of Participants, the number, kind and, where applicable, exercise price of securities subject to outstanding Incentive Awards.

5.  PARTICIPATION.

    Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.  OPTIONS.

    6.1 GRANT. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Option. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option.

    6.2 EXERCISE PRICE. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant but will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant. Unless otherwise determined by the Committee, the per share exercise price of Options granted under the Plan will be equal to 100% of the Fair Market Value of one share of Common Stock on the date of grant.

    6.3 EXERCISABILITY AND DURATION. An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Option may be exercisable prior to six months (other than Options described in Section 6.6 of the Plan or as provided in Sections 10 or 12 of the Plan) or after 10 years from its date of grant. Unless the Committee determines otherwise, an Option granted under the Plan will be exercisable for 10 years from its date of grant and will become exercisable on a cumulative basis with respect to one-third of the shares subject to such Option on each January 1 occurring at least six months after its date of grant.

    6.4 PAYMENT OF EXERCISE PRICE. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, Previously Acquired Shares or a combination of such methods.

    6.5 MANNER OF EXERCISE. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company, Attention: Corporate Treasury, at its principal executive office in Minneapolis, Minnesota and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

    6.6 OPTIONS OR STOCK IN LIEU OF BONUS. Without limiting in any way the authority of the Committee to establish the terms and conditions of Options or other Incentive Awards, the Committee may allow Eligible Recipients to elect to receive some or all of their annual cash bonus in the form of Non-Statutory Stock Options or shares of Common Stock rather than cash. The Committee will have the sole authority to determine whether to allow such an election and to establish the terms and conditions to such an election, which terms and conditions will be set forth in the agreement evidencing such Options or Incentive Awards.

7.  [RESERVED.]

8.  RESTRICTED STOCK AWARDS.

    8.1 GRANT. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the provisions of the Plan, as may be determined by the Committee in its sole discretion and reflected in the award agreement evidencing such Restricted Stock Award. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period, that the Participant or the Company (or any Subsidiary or division thereof) satisfy certain performance criteria; provided, however, that any Restricted Stock Award made on or after May 10, 1995 to an Eligible Recipient other than a Newly Hired Employee must be a Performance Restricted Stock Award. Other than as provided in Sections 10 or 12 of the Plan, (i) no Restricted Stock Award may vest prior to six months from its date of grant, and (ii) any Restricted Stock Award that is not a Performance Restricted Stock Award may vest only over a period of at least three years from the date such Award was granted, the rate at which the shares subject to such Award may vest during such period shall not be more favorable to the Participant than vesting in equal annual installments, and the Participant must remain in the continuous employ or service of the Company or a Subsidiary during such period.

    8.2 RIGHTS AS A STOCKHOLDER; TRANSFERABILITY. Except as provided in Sections 8.1, 8.3 and 13.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.

    8.3 DIVIDENDS AND DISTRIBUTIONS. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (including regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will not be subject to the same restrictions as the shares to which such dividends or distributions relate and will be currently paid to the Participant. In the event the Committee determines not to pay such dividends or distributions currently, the Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. In addition, the Committee, in its sole discretion, may require such dividends and distributions to be reinvested (and in such case the Participants consent to such reinvestment) in shares of Common Stock that will be subject to the same restrictions as the shares to which such dividends or distributions relate.

    8.4 ENFORCEMENT OF RESTRICTIONS. To enforce the restrictions referred to in this Section 8, the Committee may (i) place a legend on the stock certificates referring to such restrictions and may require Participants, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or
(ii) maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company's transfer agent for its Common Stock.

9.  PERFORMANCE UNITS.

    Effective May 14, 1997, no additional Performance Units may be granted under the Plan. Performance Units granted prior to that date will remain subject to the terms and conditions, consistent with the other provisions of the Plan, specified in the applicable award agreements.

10. EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

    10.1 TERMINATION DUE TO DEATH OR DISABILITY. In the event a Participant's employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability:

        (a) All outstanding Options then held by the Participant will become immediately exercisable in full and will remain exercisable for the remainder of their terms unless otherwise expressly provided by the Committee in the agreement evidencing any such Option Award;

        (b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

        (c) All Performance Units then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Incentive Awards.

    10.2 TERMINATION DUE TO RETIREMENT. Except as otherwise provided in Section 12 of the Plan, in the event a Participant's employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement:

        (a) All outstanding Options then held by the Participant will continue to become exercisable in accordance with their terms unless otherwise expressly provided by the Committee in the agreement evidencing any such Option Award;

        (b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

        (c) All Performance Units then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Incentive Awards.

    10.3  TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT.

        (a) Except as otherwise provided in Section 12 of the Plan, in the event a Participant's employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary), all rights of the Participant under the Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, no Options then held by the Participant will thereafter be exercisable and all Restricted Stock Awards then held by the Participant that have not vested will be terminated and forfeited; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for "cause," all outstanding Options then held by such Participant will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of any such Option) and all Performance Units will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Incentive Awards.

        (b) For purposes of this Section 10.3, "cause" will be as defined in any employment or other agreement or policy applicable to the Participant or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or material and deliberate injury or attempted injury, in each case related to the Company or any Subsidiary,
    (ii) any unlawful or criminal activity of a serious nature, (iii) any willful breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

    10.4 MODIFICATION OF RIGHTS UPON TERMINATION. Notwithstanding the other provisions of this Section 10, upon a Participant's termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised before or following such termination) but consistent with the limitations of Paragraph 3.2(b) of the Plan, cause Options (or any part thereof) then held by such Participant to become exercisable and/or remain exercisable following such termination of employment or service and Restricted Stock Awards and Performance Units then held by such Participant to vest and/or continue to vest following such termination of employment or service, in each case in the manner determined by the Committee.

    10.5 DATE OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE. Unless the Committee otherwise determines in its sole discretion, a Participant's employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.

11. PAYMENT OF WITHHOLDING TAXES.

    11.1 GENERAL RULES. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts which may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.

    11.2 SPECIAL RULES. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 11.1 of the Plan by electing to tender Previously Acquired Shares, a Broker Exercise Notice or a combination of such methods.

12. CHANGE OF CONTROL.

    12.1 DEFINITIONS. For purposes of this Section 12, the following definitions will be applied:

        (a) "BENEFIT PLAN" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by the Company or any Subsidairy for the direct or indirect provision of compensation to the Participant (including groups or classes of participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for the Participant.

        (b) "CHANGE OF CONTROL" means any of the following events:

            (i) a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

            (ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company's then issued and outstanding securities by any person or entity, or group of associated person or entities acting in concert;

           (iii) the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

           (iv) the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

            (v) a change in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (1) were directors at the beginning of such consecutive 24 month period, or (2) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

        (c) "CHANGE OF CONTROL COMPENSATION" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of a Participant under this Plan or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of Section 280G of the Code.

        (d) "CHANGE OF CONTROL TERMINATION" means, with respect to a Participant, any of the following events occurring within two years after a Change of Control:

            (i) Termination of the Participant's employment with the Company and all of its Subsidiaries for any reason other than (A) fraud, (B) theft or embezzlement of Company or Subsidiary assets, (C) intentional violations of law involving moral turpitude, or (D) the substantial and continuing failure by the Participant to satisfactorily perform his or her duties as reasonably assigned to the Participant for a period of 60 days after a written demand for such satisfactory performance which specifically identifies the manner in which it is alleged the Participant has not satisfactorily performed such duties; or

            (ii) Termination of employment with the Company and all of its Subsidiaries by the Participant for Good Reason.

A Change of Control Termination shall not include a termination of employment by reason of death or Disability.

        (e) "GOOD REASON" means a good faith determination by the Participant, in the Participant's sole and absolute judgment, that any one or more of the following events has occurred, without the Participant's express written consent, after a Change of Control:

            (i) A change in the Participant's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Participant from, or any failure to re-elect the Participant to, any of such positions, which has the effect of diminishing the Participant's responsibility or authority; or

            (ii) A reduction by the Company or its Subsidiaries in the Participant's base salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter; or

           (iii) The Company or its Subsidiaries requiring the Participant to be based anywhere other than within twenty-five miles of the Participant's job location at the time of the Change of Control; or

           (iv) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to the Participant at least reasonably comparable to those discontinued or adversely affected, (A) the failure by the Company or its Subsidiaries to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which the Participant is participating immediately prior to a Change of Control; or (B) the taking of any action by the Company or its Subsidiaries that would materially adversely affect the Participant's participation or materially reduce the Participant's benefits under any of such plans, programs or arrangements; or

            (v) The failure by the Company or its Subsidiaries to provide office space, furniture, and secretarial support at least comparable to that provided to the Participant immediately prior to the Change of Control, or the taking of any similar action by the Company or its Subsidiaries that would materially adversely affect the working conditions in or under which the Participant performs his or her employment duties; or

           (vi) If the Participant's primary employment duties are with a Subsidiary of the Company, the sale, merger, contribution, transfer or any other transaction as a result of which the Company no longer directly or indirectly controls or has a significant equity interest in such Subsidiary; or

           (vii) Any material breach by the Company or one of its Subsidiaries of any employment agreement between the Participant and the Company or such Subsidiary.

        (f) "EXCISE TAX" means any applicable federal excise tax imposed by
    Section 4999 of the Code.

        (g) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between a Participant and the Company or any of its Subsidiaries for the direct or indirect provision of compensation to the Participant.

        (h) "REDUCED AMOUNT" means the largest amount that could be received by a Participant as Change of Control Compensation such that no portion of such Change of Control Compensation would be subject to the Excise Tax.

    12.2 ACCELERATION OF VESTING. Subject to the "Limitation on Change of Control Compensation" contained in Section 12.3 of the Plan, in the event of a Change of Control Termination with respect to a Participant, and without further action of the Committee:

        (a) Each Option granted to such Participant that has been outstanding at least six months (or such shorter period as may be specified in the applicable award agreement) will become immediately exercisable in full and will remain exercisable until the expiration date of such Option.

        (b) Each Restricted Stock Award (including any Performance Restricted Stock Award) granted to such Participant that has been outstanding for at least six months (or such shorter period as may be specified in the applicable award agreement) will immediately become fully vested.

        (c) All Performance Units then held by such Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Incentive Awards.

    12.3 LIMITATION ON CHANGE OF CONTROL COMPENSATION. If any Change of Control Compensation would be considered a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code and if, after reduction for any Excise Tax and federal income tax imposed by the Code, the Participant's net proceeds of such Change of Control Compensation would be less than the amount of the Participant's net proceeds resulting from the payment of the Reduced Amount after reduction for federal income taxes, then the Change of Control Compensation payable to the Participant shall be limited to the Reduced Amount. The determinations required by the preceding sentence shall be made by the firm of independent certified public accountants serving as the outside auditor of the Company as of the date of the applicable Change of Control, and such determinations shall be binding upon the Company and such Participant. If Change of Control Compensation to the Participant is limited to the Reduced Amount, then the Participant shall have the right, in his or her sole discretion, to designate those payments or benefits under this Plan, any Other Agreements and/or any Benefit Plans that should be reduced or eliminated so as to avoid having the Participant's Change of Control Compensation be subject to the Excise Tax. If the Participant fails to make such designation within 30 days of having received notification that such designation is required, the Company shall make such designations and shall promptly inform the Participant of its actions in such regard.

    12.4 LIMITATIONS ON COMMITTEE'S AND BOARD'S ACTIONS. Prior to a Change of Control, the Participant will have no rights under this Section 12, and the Board will have the power and right, within its sole discretion to rescind, modify or amend this Section 12 without the consent of any Participant. In all other cases, and notwithstanding the authority granted to the Committee or Board to exercise discretion in interpreting, administering, amending or terminating this Plan, neither the Committee nor the Board will, following a Change of Control, have the power to exercise such authority or otherwise take any action that is inconsistent with the provisions of this Section 12.

13. RIGHTS OF ELIGIBLE RECIPIENTS AND PARTICIPANTS; TRANSFERABILITY.

    13.1 EMPLOYMENT OR SERVICE. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.

    13.2 RIGHTS AS A STOCKHOLDER. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

    13.3  RESTRICTIONS ON TRANSFER.

        (a) Except pursuant to testamentary will or the laws of descent and distribution and except as expressly permitted by Paragraph 13.3(b) of the Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant will, however, be entitled to designate a beneficiary to receive an Incentive Award upon such Participant's death, and in the event of a Participant's death, payment of any amounts due under the Plan will be made to, and exercise of any Options (to the extent permitted pursuant to Section 10 of the Plan) may be made by, the Participant's legal representatives, heirs and legatees.

        (b) The Committee may, in its discretion, authorize all or a portion of the Options to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, ex-spouse, children, step-children or grandchildren of the Participant (the "Family Members"),
    (ii) a trust or trusts for the exclusive benefit of such Family Members,
    (iii) a partnership in which such Family Members are the only partners, or
    (iv) such other persons or entities as the Committee, in its discretion, may permit, provided that (1) there may be no consideration for such a transfer (other than the possible receipt of an ownership interest in an entity to which such a transfer is made), (2) the award agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Paragraph 13.3(b), (3) timely written notice of the transfer must be provided to the Company by the Participant, and (4) subsequent transfers of the transferred Options shall be prohibited except for those in accordance with Paragraph 13.3(a). Following transfer, any such Option and the rights of any transferee with respect thereto shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, including that the events of termination of employment as provided in the Plan and in any applicable award agreement shall continue to be applied with respect to the original Participant, with the transferee bound by the consequences of any such termination of employment as specified in the Plan and the applicable award agreement. The Company shall be under no obligation to provide notice of termination of a Participant's employment to any transferee of such Participant's Options. Notwithstanding any Option transfer pursuant to this Paragraph 13.3(b), the Participant shall remain subject to and liable for any employment-related taxes in connection with the exercise of such Option.

    13.4 NON-EXCLUSIVITY OF THE PLAN. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

14. SECURITIES LAW AND OTHER RESTRICTIONS.

    Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

15. PLAN AMENDMENT, MODIFICATION AND TERMINATION.

    The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required pursuant to Rule 16b-3 under the Exchange

Act, Section 422 of the Code or the rules of the New York Stock Exchange. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Section 4.4 and Section 12.4 of the Plan.

16. EFFECTIVE DATE AND DURATION OF THE PLAN.

    The Plan is effective as of February 3, 1993, the date it was adopted by the Board. The Plan will terminate at midnight on December 31, 1999, and may be terminated prior thereto by Board action, and no Incentive Award will be granted after such termination. Incentive Awards outstanding upon termination of the Plan may continue to vest, or become free of restrictions, in accordance with their terms.

17. MISCELLANEOUS.

    17.1 GOVERNING LAW. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota.

    17.2 SUCCESSORS AND ASSIGNS. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

                                 CERIDIAN CORPORATION
                                8100 34TH AVENUE SOUTH
                            MINNEAPOLIS, MINNESOTA  55425
                                    (612) 853-8100

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 14, 1997

    The Annual Meeting of Stockholders of Ceridian Corporation, a Delaware corporation ("Ceridian"), will be held in the Hermitage Suites Hotel, 231 Sixth Avenue North, Nashville, Tennessee 37219 on Wednesday, May 14, 1997 at
9:00 a.m., Central Daylight Savings Time, for the following purposes:

    (1)  To elect directors for the following year;

    (2) To approve amendments to Ceridian's 1993 Long-Term Incentive Plan to add 3,000,000 shares to the number of shares of Ceridian's common stock that may be issued under the Plan, and to limit the types of awards that may be made under the Plan; and

    (3) To transact such other business as may properly come before the meeting.

    Stockholders of record of Ceridian's common stock at the close of business on March 19, 1997 will be entitled to vote at the meeting and any adjournments. No admission ticket will be necessary.

    TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, DETACH IT FROM THIS NOTICE AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE AS SOON AS POSSIBLE. The prompt return of your signed proxy card will assist Ceridian in reducing the expense of additional proxy solicitation.

    A list of stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours from April 30, 1997 through May 14, 1997, at the offices of Ceridian's subsidiary, Comdata Holdings Corporation, 5301 Maryland Way, Brentwood, Tennessee 37027.

                                            By Order of the Board of Directors


March 28, 1997                              John A. Haveman
                                            VICE PRESIDENT AND SECRETARY

                           DETACH PROXY CARD HERE
-------------------------------------------------------------------------------

1.  Election of Directors:     [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY to vote    [ ] FOR, EXCEPT YOU MAY WITHHOLD
                               listed below             for all nominees listed below     AUTHORITY TO VOTE FOR ANY NOMINEE
                                                                                          BY CROSSING OUT HIS OR HER NAME

Nominees:     Ruth M. Davis, Richard G. Lareau, Ronald T. LeMay, George R. Lewis,
              Charles Marshall, Lawrence Perlman, Carole J. Uhrich, Richard W. Vieser, Paul S. Walsh

2.  Proposal to approve amendedments to 1993 Long-Term Incentive Plan     [ ]  FOR  [ ]  AGAINST   [ ]  ABSTAIN


Address Change and/or   [ ]                      If you wish to have your vote on all matters kept
Comments Mark Here                               confidential in accordance with Ceridian Corporation
                                                 policy, check here. [ ]

                                                 Please sign exactly as name is printed to the left.  Joint owners, co-executors or co-trustees should both sign.  Persons signing as attorney, executor, administrator, trustee or guardian should give their full title as such.

                                                 Dated: _____________________________, 1997

                                                 _____________________________________

                                                 _____________________________________
                                                 Signature(s)

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.) VOTES MUST BE INDICATED [X] IN BLACK OR BLUE INK.

                                                      CERIDIAN CORPORATION


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CERIDIAN
        CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 1997.

    The undersigned appoints Lawrence Perlman and John A. Haveman, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 14, 1997 and at any adjournment or postponement thereof all of the undersigned's shares of Ceridian Corporation Common Stock held of record on March 19, 1997 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

    This proxy, when properly signed, will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

    (Continued, and to be signed and dated, on the reverse side.)